Exhibit 99.1

April 20, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Earns $4.2 Billion in First Quarter

Earnings Exceed All of 2008

Record Revenue of $36 Billion and Pretax, Pre-Provision Income of $19 Billion

Merrill Lynch Contributes More Than $3 Billion to Net Income

Tangible Common Equity Ratio Improves to 3.13 Percent

Extends $183 Billion in Credit in the First Quarter

Adds $6.4 Billion to Loan Loss Reserve

CHARLOTTE — Bank of America Corporation today reported first-quarter 2009 net income of $4.2 billion. After preferred dividends, including $402 million paid to the U.S. government, diluted earnings per share were $0.44.

Those results compared with net income of $1.2 billion, or diluted earnings per share of $0.23 after preferred dividends, during the same period last year.

Results for the quarter include Merrill Lynch & Co., which Bank of America purchased on January 1, 2009, and Countrywide Financial, which was acquired on July 1, 2008. Merrill Lynch contributed $3.7 billion to net income, excluding certain merger costs, on strong capital markets revenue. Countrywide also added to net income as mortgage lending and refinancing volume increased. The year-ago period does not include Merrill Lynch and Countrywide results.

The company also took several actions in the quarter to enhance its capital and liquidity position, including strengthening its loan loss reserves and building its cash position.

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“The fact that we were able to post strong, positive net income for the quarter is extremely welcome news in this environment,” said Kenneth D. Lewis, chairman and chief executive officer. “It shows the power of our diversified business model as well as the ability of our associates to execute. We are especially gratified that our new teammates at Countrywide and Merrill Lynch had outstanding performance that contributed significantly to our success.”

However, we understand that we continue to face extremely difficult challenges primarily from deteriorating credit quality driven by weakness in the economy and growing unemployment,” Lewis said. “Our company continues to be a solid contributor to the effort to revitalize the U.S. economy through our industry-leading efforts to reform mortgage lending, restructure home loans where appropriate and mitigate foreclosures wherever possible. We look forward to continuing that role.”

First Quarter 2009 Business Highlights

•

Bank of America Merrill Lynch was No. 2 in global and U.S. investment banking fees during the quarter and based on volume was No. 1 in U.S. equity capital markets, No. 1 in U.S. high yield debt, leveraged and syndicated loans, and was a top-five advisor on mergers and acquisitions globally and in the U.S., according to first-quarter league tables.

•	Bank of America funded $85 billion in first mortgages, helping more than 382,000 people either purchase a home or refinance their existing mortgage. Approximately 25 percent were for purchases.

•

Credit extended during the quarter, including commercial renewals of $44.3 billion, was $183.1 billion compared with $180.8 billion in the fourth quarter. New credit included $85.2 billion in mortgages, $70.9 billion in commercial non-real estate, $11.2 billion in commercial real estate, $5.5 billion in domestic and small business card, $4.0 billion in home equity products and $6.3 billion in other consumer credit. Excluding commercial renewals, new credit extended during the period was $138.8 billion compared with more than $115 billion in the fourth quarter.

•	During the first quarter, Small Business Banking extended more than $720 million in new credit comprised of credit cards, loans and lines of credit to more than 45,000 new customers.

•	The company originated $16 billion in mortgages made to 102,000 low- and moderate-income borrowers.

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•

To meet rising refinancing and first mortgage application volume, the company is in the process of adding approximately 5,000 positions in fulfillment. In addition, the company has more than 6,400 associates in place to address increasing needs from consumers for assistance with loan modifications.

•

To help homeowners avoid foreclosure, Bank of America modified nearly 119,000 home loans during the quarter. Last year the company embarked on a loan modification program projected to modify over $100 billion in loans to help keep up to 630,000 borrowers in their homes. The centerpiece of the program is a proactive loan modification process to provide relief to eligible borrowers who are seriously delinquent or are likely to become seriously delinquent as a result of loan features, such as rate resets or payment recasts. In some instances, innovative new approaches will be employed to include automatic streamlined loan modifications across certain classes of borrowers. Also during the first quarter, the company began a new program that utilizes affordability measures to qualify borrowers for loan modifications.

•

Average retail deposits in the quarter increased $140.0 billion, or 27 percent, from a year earlier, including $107.3 billion in balances from Countrywide and Merrill Lynch. Excluding Countrywide and Merrill Lynch, Bank of America grew retail deposits $32.7 billion, or 6 percent, from the year-ago quarter.

Transition Update

The Merrill Lynch integration is on track and expected to meet targeted cost savings. Senior- and middle-management appointments have been made across all lines of business, including the complete integration of global research, and the combination of a large number of client-facing teams in corporate and investment banking and Global Markets is in place.

Merrill Lynch financial advisors and Bank of America are engaged in client referrals. Merrill Lynch financial advisors are in the process of integrating Bank of America’s broad product set to offer clients. The business has had early success with a sales program for certificates of deposit, which booked more than $135 million in CDs in Florida alone. The program soon will be rolled out nationally.

Bank of America and Merrill Lynch investment banking teams worked jointly, providing advice and financing on numerous transactions in the quarter.

The Countrywide transition is on track. Cost savings from the acquisition are ahead of schedule.

Later this month, the company will introduce the Bank of America Home Loans and Insurance brand to consumers.

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First Quarter 2009 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis more than doubled to a record $36.1 billion from a year ago.

Net interest income on a fully taxable-equivalent basis rose 25 percent to $12.8 billion from $10.3 billion in the first quarter of 2008 due to an improved rate environment, the addition of Countrywide and Merrill Lynch and an increase in market-based net interest income. These improvements were impacted by the sale of securities and higher funding costs related to an increase in long-term debt. The net interest yield declined three basis points to 2.70 percent due to lower-yielding assets associated with the acquisitions during the past year.

Noninterest income rose more than threefold to $23.3 billion compared with a year earlier. Increases in trading account profits, investment and brokerage services, gains on sales of debt securities and other income reflected the addition of Merrill Lynch while growth in mortgage banking income reflected the Countrywide acquisition and higher mortgage activity due to lower interest rates. Equity investment income includes a $1.9 billion pretax gain on the sale of China Construction Bank (CCB) shares. Bank of America continues to own approximately 17 percent of the common shares of CCB. These increases were partially offset by lower card income due to higher credit costs on securitized credit card loans and lower revenues.

Noninterest income included $2.2 billion in gains related to mark-to-market adjustments on certain Merrill Lynch structured notes as a result of credit spreads widening.

Noninterest expense increased to $17.0 billion from $9.3 billion a year earlier. Higher personnel and general operating expenses, driven in part by the Merrill Lynch and Countrywide acquisitions, contributed $6.4 billion of the increase. Pretax merger and restructuring charges related to acquisitions rose to $765 million from $170 million a year earlier.

The efficiency ratio on a fully taxable-equivalent basis was 47.12 percent compared with 53.32 percent a year earlier. Pretax, pre-provision income on fully-taxable equivalent basis was a record $19.1 billion.

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Credit Quality

Credit quality deteriorated further across all lines of business as housing prices continued to fall and the economic environment weakened. Consumers are under significant stress from rising unemployment and underemployment levels. These conditions led to higher losses in almost all consumer portfolios.

Declining home values, reduced spending by consumers and businesses and continued turmoil in the financial markets negatively impacted the commercial portfolio. Commercial losses increased from the prior quarter driven by higher broad-based losses in the non-homebuilder portion of the real estate portfolio within Global Banking and the small business portfolio within Global Card Services.

The provision for credit losses of $13.4 billion rose from $8.5 billion in the fourth quarter and included a $6.4 billion net addition to the allowance for loan and lease losses. Reserves were added across most consumer portfolios reflecting increasing economic stress on consumers. Reserves were also increased on commercial portfolios. Nonperforming assets were $25.7 billion compared with $18.2 billion at December 31, 2008 and $7.8 billion at March 31, 2008, reflecting the continued deterioration in portfolios tied to housing. The 2009 coverage ratios and amounts shown in the following table include Merrill Lynch.

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Credit Quality Statistics

(Dollars in millions)

	Q1 2009	Q4 2008	Q1 2008
Provision for credit losses	$13,380	$ 8,535	$ 6,010
Net Charge-offs	6,942	5,541	2,715
Net Charge-off ratios [1]	2.85%	2.36%	1.25%
Total managed net losses	$ 9,124	$ 7,398	$ 4,131
Total managed net loss ratio [1]	3.40%	2.84%	1.70%

	At 3/31/09	At 12/31/08	At 3/31/08
Nonperforming assets	$25,743	$18,232	$ 7,827
Nonperforming assets ratio [2]	2.65%	1.96%	0.90%
Allowance for loan and lease losses	$29,048	$23,071	$14,891
Allowance for loan and lease losses ratio [3]	3.00%	2.49%	1.71%

[1]	Net charge-off/loss ratios are calculated as annualized held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[2]	Nonperforming assets ratios are calculated as nonperforming assets divided by outstanding loans, leases and foreclosed properties at the end of the period.
[3]	Allowance for loan and lease losses ratios are calculated as allowance for loan and leases losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans measured at fair value in accordance with SFAS 159.

Capital Management

Total shareholders’ equity was $239.5 billion at March 31. Period-end assets were $2.3 trillion. The Tier 1 Capital ratio was 10.09 percent, up from 9.15 percent at December 31, 2008 and higher than the 7.51 percent a year ago. The Tangible Common Equity ratio was 3.13 percent, up from 2.93 percent at December 31, 2008 and lower than 3.21 percent a year earlier.

In January, $20.5 billion of common shares were issued in connection with the Merrill Lynch acquisition. The company also issued $8.6 billion of preferred shares in exchange for outstanding Merrill Lynch preferred stock. Additionally, the company issued $30.0 billion in preferred stock related to the Troubled Asset Relief Program to the U.S. Department of the Treasury. Bank of America paid a cash dividend of $0.01 per common share. During the quarter preferred dividends decreased earnings available to common shareholders by $1.4 billion. Period-end common shares issued and outstanding were 6.40 billion for the first quarter of 2009, 5.02 billion for the fourth quarter of 2008 and 4.45 billion for the year-ago quarter.

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First Quarter 2009 Business Segment Results

Effective January 1, Bank of America reports results from six main business segments. The former Global Consumer and Small Business Banking now is reflected in three separate business segments: Deposits, Global Card Services and Home Loans and Insurance. The former Global Corporate and Investment Banking is now divided into Global Banking and Global Markets. These results along with Global Wealth Management are presented below. Certain prior period amounts have been reclassified to conform to current period presentation.

Deposits

(Dollars in millions)

	Q1 2009	Q1 2008
Total revenue, net of interest expense [1]	$ 3,464	$ 4,150
Provision for credit losses	311	246
Noninterest expense	2,363	2,216

Net income	493	1,060
Efficiency ratio [1]	68.20%	53.37%
Return on average equity	8.41	16.99
Deposits [2]	$377,575	$339,464

	At 3/31/09	At 3/31/08
Period ending deposits	$391,604	$345,990

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Deposits net income fell 53 percent from a year ago due to lower net revenue. The decrease in revenue was primarily a result of a lower residual net interest allocation and spread compression on money market deposits and certificates of deposit. Noninterest income declined 5 percent as service charge income decreased due to changes in consumer spending behavior attributed to current economic conditions.

Average consumer deposits rose 11 percent, or $38 billion, from a year earlier due mainly to the Countrywide acquisition and organic growth in checking and savings products.

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Global Card Services

(Dollars in millions)

	Q1 2009	Q1 2008
Total managed revenue, net of interest expense [1,2]	$ 7,457	$ 7,868
Provision for credit losses [3]	8,221	4,312
Noninterest expense	2,075	2,199

Net income (loss)	(1,769)	867
Efficiency ratio [2]	27.83%	27.95%
Return on average equity	n/m	9.18
Managed loans [4]	$224,406	$229,147

	At 3/31/09	At 3/31/08
Period ending loans	$218,031	$229,974

[1]

Managed basis. Managed basis assumes that credit card loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

[2]	Fully taxable-equivalent basis
[3]	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized credit card loan portfolio
[4]	Balances averaged for period

n/m = not meaningful

Global Card Services, which now includes Debit Card to better coordinate the company’s payments businesses, swung to a net loss of $1.8 billion as the weak economic environment drove credit costs higher. Managed net revenue declined 5 percent to $7.5 billion due mainly to lower fee income and the absence of the positive impact from the Visa Inc. initial public offering a year earlier. The decline was partially offset by higher net interest income due to lower funding costs.

Provision expense nearly doubled to $8.2 billion from a year earlier as economic conditions led to deterioration in the consumer card, consumer lending and small business portfolios, including a higher level of bankruptcies. Also contributing were reserve additions related to maturing securitizations.

Noninterest expense decreased 6 percent due to lower levels of marketing-related expenses.

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Home Loans and Insurance

(Dollars in millions)

	Q1 2009	Q1 2008
Total revenue, net of interest expense [1]	$ 5,224	$ 1,372
Provision for credit losses	3,372	1,812
Noninterest expense	2,650	722

Net income (loss)	(498)	(732)
Efficiency ratio [1]	50.73%	52.66%
Return on average equity	n/m	n/m
Loans [2]	$126,696	$87,238

	At 3/31/09	At 3/31/08
Period ending loans	$131,343	$88,321

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

n/m = not meaningful

The net loss in Home Loans and Insurance narrowed to $498 million as revenue rose, mostly offset by higher credit costs and noninterest expense. Net revenue nearly quadrupled to $5.2 billion primarily due to the acquisition of Countrywide and from higher mortgage banking income as lower interest rates drove an increase in mortgage activity.

The provision for credit losses increased to $3.4 billion driven by economic and housing market weakness particularly in regions experiencing higher unemployment and falling home prices.

Noninterest expense increased to $2.7 billion primarily due to the acquisition of Countrywide.

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Global Banking

(Dollars in millions)

	Q1 2009	Q1 2008
Total revenue, net of interest expense [1]	$ 4,641	$ 3,856
Provision for credit losses	1,848	526
Noninterest expense	2,511	1,740

Net income	175	1,000
Efficiency ratio [1]	54.11%	45.13%
Return on average equity	1.25	8.73
Loans and leases [2]	$330,972	$305,924
Deposits [2]	196,061	160,726

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Global Banking net income fell to $175 million as credit costs increased and noninterest expense rose.

Net revenue increased 20 percent mainly from the addition of Merrill Lynch, strong advisory and capital markets income and improvement in net interest income driven by loan spreads and increased deposit balances.

The provision for credit losses increased to $1.8 billion as net charge-offs and reserves continued to rise, primarily in the real estate and retail dealer-related portfolios.

•

Corporate Banking revenue of $1.4 billion increased 30 percent as a result of higher loan and deposit balances, increased loan spreads and fee income as clients returned to more traditional providers of financing. These positive impacts were partially offset by lower revenue attributed to the impact of lower interest rates on deposit balances.

•

Commercial Banking revenue rose 3 percent to $2.8 billion driven by a 20 percent increase in deposit balances and a more modest increase in both loan balances and spreads. The year-ago quarter included the positive impact from the Visa Inc. initial public offering.

•

Investment Banking revenue of $433 million includes fees from mergers and acquisitions, market share gains in debt and equity capital markets fees and reflects the impact of the Merrill Lynch integration. Investment banking income more than doubled, driven by debt capital raising and advisory fees.

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•

Note: Total investment banking income in the quarter of $1.1 billion is shared between Global Banking and Global Markets based on an internal fee sharing arrangement between the two segments. Advisory fee income more than quadrupled from the year ago quarter, while fees from debt capital raising almost doubled reflecting the increased size and breadth from the acquisition of Merrill Lynch.

Global Markets

(Dollars in millions)

	Q1 2009	Q1 2008
Total revenue, net of interest expense [1]	$ 6,791	$ (848)
Provision for credit losses	51	(1)
Noninterest expense	3,059	726

Net income	2,365	(991)
Efficiency ratio [1]	45.04%	n/m
Return on average equity	33.81	n/m
Loans and leases [2]	$ 18,610	$ 20,927
Trading-related assets [2]	536,977	357,488
Deposits [2]	8,516	13,486

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

n/m = not meaningful

Global Markets swung to net income of $2.4 billion due to the Merrill Lynch acquisition and lower losses on positions that resulted from market disruptions including collateralized debt obligations (CDOs), leveraged lending and commercial mortgages.

Net revenue was $6.8 billion, which included $1.7 billion of losses primarily on positions that resulted from market disruptions. The increase in net revenue was driven by the addition of Merrill Lynch, strong trading results in interest and currency rate products, equities and commodities.

•

Rates and Currencies revenue of $3.6 billion was driven by the enhanced global breadth of product and distribution capabilities from the acquisition of Merrill Lynch, increased volatility in interest and currency rates.

•

Mortgage and Credit revenues of $1.2 billion and $890 million, respectively, were driven by the complementary nature of the legacy institution platforms relating to origination and distribution, as well as lower market liquidity driven losses.

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•

Equities revenue of $1.4 billion increased due mainly to the acquisition of Merrill Lynch, despite the weak origination market and lower financing revenue opportunities as a result of deleveraging by clients.

•	Commodities revenue of $536 million was driven by the power and natural gas markets.

Global Wealth Management

(Dollars in millions)

	Q1 2009	Q1 2008
Total revenue, net of interest expense [1]	$ 4,361	$ 1,942
Provision for credit losses	254	243
Noninterest expense	3,288	1,314

Net income	510	242
Efficiency ratio [1]	75.41%	67.71%
Return on average equity	11.21	8.40
Loans [2]	$110,533	$ 85,644
Deposits [2]	249,350	148,503
(in billions)	At 3/31/09	At 3/31/08
Assets under management	$ 697.3	$ 607.5

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Net income more than doubled to $510 million due to the acquisition of Merrill Lynch partially offset by lower net interest income from legacy Bank of America.

Net revenue increased to $4.4 billion as investment and brokerage service income rose to $2.4 billion and net interest income increased 62 percent mainly from the acquisition of Merrill Lynch.

•

U.S. Trust, Bank of America Private Wealth Management net income fell 28 percent to $95 million as net revenue declined and credit costs rose. Net revenue decreased 4 percent to $692 million on lower investment and brokerage services income.

•

The net loss in Columbia Management narrowed to $50 million from $82 million in the same period last year due primarily to the $103 million reduction in support provided to certain cash funds, partially offset by the impact of declining equity markets on investment and brokerage fees.

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•

Global Wealth Advisors, which includes the wealth management organization of Merrill Lynch, had net income of $565 million, compared with $176 million a year earlier driven by the positive impact on earnings from the acquisition. Net revenue increased to $3.3 billion compared with $983 million as asset management fees and brokerage income rose due to the acquisition of Merrill Lynch partially offset by the effect of lower equity markets and spread compression.

All Other 1, 2

(Dollars in millions)

	Q1 2009	Q1 2008
Total revenue, net of interest expense [3]	$ 4,142	$ (969)
Provision for credit losses	(677)	(1,128)
Noninterest expense	1,056	346

Net income	2,971	(236)
Loans and leases [4]	$168,450	$133,883

[1]

All Other consists primarily of equity investments, the residential mortgage portfolio associated with asset and liability management (ALM) activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value related to certain Merrill Lynch structured notes and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Card Services on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

[2]	Effective January 1, 2009, All Other includes the results of First Republic Bank, which was acquired as part of the Merrill Lynch acquisition.
[3]	Fully taxable-equivalent basis
[4]	Balances averaged for period

All Other swung to net income of $3.0 billion from a net loss of $236 million a year earlier. Fair value adjustments related to certain Merrill Lynch structured notes, increased gains on sales of debt securities and higher equity investment income related to the gain on the sale of CCB shares drove the increase. The provision for credit losses rose due to deterioration in the residential mortgage portfolio. Noninterest expense increased mostly on merger and restructuring charges related to the Merrill Lynch acquisition.

Note: Chairman and Chief Executive Officer Kenneth D. Lewis and Chief Financial Officer Joe L. Price will discuss first quarter 2009 results in a conference call at 9:30 a.m. EDT today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international) and the conference ID: 79795.

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Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving approximately 55 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. These statements are not historical facts, but instead represent Bank of America’s current expectations, plans or forecasts of its future earnings, integration of acquisitions and related cost savings, loan modifications, investment bank rankings, loan and deposit growth, mortgage originations and market share, credit losses, credit reserves and charge-offs, consumer credit card net loss ratios, tax rates, payments on mortgage-backed securities, global markets originations and trading and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

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You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2008 Annual Report on Form 10-K and in any of Bank of America’s subsequent SEC filings: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain Bank of America assets and liabilities; legislative and regulatory actions in the United States and internationally; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Columbia Management: Columbia Management Group, LLC (“Columbia Management”) is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and products for institutional and individual investors. Columbia Funds and Excelsior Funds are distributed by Columbia Management Distributors, Inc., member FINRA and SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Investors should carefully consider the investment objectives, risks, charges and expenses of any Columbia Fund or Excelsior Fund before investing. Contact your Columbia Management representative for a prospectus, which contains this and other important information about the fund. Read it carefully before investing.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended March 31
	2009	2008
Net interest income	$ 12,497	$ 9,991
Total noninterest income	23,261	7,080

Total revenue, net of interest expense	35,758	17,071
Provision for credit losses	13,380	6,010
Noninterest expense, before merger and restructuring charges	16,237	9,093
Merger and restructuring charges	765	170

Income before income taxes	5,376	1,798
Income tax expense	1,129	588

Net income	$ 4,247	$ 1,210

Preferred stock dividends	1,433	190

Net income applicable to common shareholders	$ 2,814	$ 1,020

Earnings per common share	$0.44	$0.23
Diluted earnings per common share	0.44	0.23

Summary Average Balance Sheet	Three Months Ended March 31
	2009	2008
Total loans and leases	$ 994,121	$ 875,661
Debt securities	286,249	219,377
Total earning assets	1,912,483	1,510,295
Total assets	2,519,134	1,764,927
Total deposits	964,081	787,623
Shareholders’ equity	228,766	154,728
Common shareholders’ equity	160,739	141,456

Performance Ratios	Three Months Ended March 31
	2009	2008
Return on average assets	0.68%	0.28%
Return on average common shareholders’ equity	7.10	2.90

Credit Quality	Three Months Ended March 31
	2009	2008
Total net charge-offs	$ 6,942	$ 2,715
Annualized net charge-offs as a % of average loans and leases outstanding (1)	2.85%	1.25%
Provision for credit losses	$ 13,380	$ 6,010
Total consumer credit card managed net losses	3,794	2,372
Total consumer credit card managed net losses as a % of average managed credit card receivables	8.62%	5.19%

	March 31
	2009	2008
Total nonperforming assets	$ 25,743	$ 7,827
Nonperforming assets as a % of total loans, leases and foreclosed properties (1)	2.65%	0.90%
Allowance for loan and lease losses	$ 29,048	$ 14,891
Allowance for loan and lease losses as a % of total loans and leases (1)	3.00%	1.71%

Capital Management	March 31
	2009	2008
Risk-based capital ratios:
Tier 1	10.09%	7.51%
Total	14.03	11.71
Tangible equity ratio (2)	6.42	4.26
Tangible common equity ratio (3)	3.13	3.21
Period-end common shares issued and outstanding	6,400,950	4,452,810

	Three Months Ended March 31
	2009	2008
Shares issued (4)	1,383,514	14,925
Average common shares issued and outstanding	6,370,815	4,427,823
Average diluted common shares issued and outstanding	6,431,027	4,461,201
Dividends paid per common share	$ 0.01	$ 0.64

Summary End of Period Balance Sheet	March 31
	2009	2008
Total loans and leases	$ 977,008	$ 873,870
Total debt securities	262,638	223,000
Total earning assets	1,714,460	1,458,017
Total assets	2,321,963	1,736,502
Total deposits	953,508	797,069
Total shareholders’ equity	239,549	156,309
Common shareholders’ equity	166,272	139,003
Book value per share of common stock	$ 25.98	$ 31.22

(1)	Ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the three months ended March 31, 2009 and 2008.
(2)	Tangible equity ratio equals shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(3)	Tangible common equity ratio equals common shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(4)	Includes approximately 1.375 billion shares issued in the Merrill Lynch acquisition.

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

For the three months ended March 31

	Deposits		Global Card Services (1, 2)			Home Loans & Insurance
	2009	2008	2009	2008		2009	2008
Total revenue, net of interest expense (3)	$ 3,464	$ 4,150	$ 7,457	$ 7,868		$ 5,224	$ 1,372
Provision for credit losses	311	246	8,221	4,312		3,372	1,812
Noninterest expense	2,363	2,216	2,075	2,199		2,650	722
Net income (loss)	493	1,060	(1,769)	867		(498)	(732)

Efficiency ratio (3)	68.20%	53.37%	27.83%	27.95%		50.73%	52.66%
Return on average equity	8.41	16.99	n/m	9.18		n/m	n/m
Average - total loans and leases	n/a	n/a	$224,406	$229,147		$126,696	$ 87,238
Average - total deposits	$377,575	$339,464	n/a	n/a		n/a	n/a

	Global Banking		Global Markets			Global Wealth Management
	2009	2008	2009	2008		2009	2008
Total revenue, net of interest expense (3)	$ 4,641	$ 3,856	$ 6,791	$ (848)		$ 4,361	$ 1,942
Provision for credit losses	1,848	526	51	(1)		254	243
Noninterest expense	2,511	1,740	3,059	726		3,288	1,314
Net income	175	1,000	2,365	(991)		510	242

Efficiency ratio (3)	54.11%	45.13%	45.04%	n/m		75.41%	67.71%
Return on average equity	1.25	8.73	33.81	n/m	%	11.21	8.40
Average - total loans and leases	$330,972	$305,924	$ 18,610	$ 20,927		$110,533	$ 85,644
Average - total deposits	196,061	160,726	8,516	13,486		249,350	148,503

	All Other (1, 4)
	2009	2008
Total revenue, net of interest expense (3)	$ 4,142	$ (969)
Provision for credit losses	(677)	(1,128)
Noninterest expense	1,056	346
Net income	2,971	(236)

Average - total loans and leases	$168,450	$133,883
Average - total deposits	109,890	113,219

(1)	Global Card Services is presented on a managed basis with a corresponding offset recorded in All Other.
(2)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(3)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

n/m = not meaningful

n/a = not applicable

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data	Three Months Ended March 31
	2009	2008
Net interest income	$ 12,819	$ 10,291
Total revenue, net of interest expense	36,080	17,371
Net interest yield	2.70%	2.73%
Efficiency ratio	47.12	53.32

Other Data	March 31
	2009	2008
Full-time equivalent employees	284,802	209,096
Number of banking centers - domestic	6,145	6,148
Number of branded ATMs - domestic	18,532	18,491

Certain prior period amounts have been reclassified to conform to current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports Global Card Services on a managed basis. Reporting on a managed basis is consistent with the way that management evaluates the results of Global Card Services Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented.

Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources.

Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (GAAP).

The performance of the managed portfolio is important in understanding Global Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Card Services’ managed income statement line items differ from a held basis reported as follows:

•

Managed net interest income includes Global Card Services’ net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Card Services’ noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Card Services.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$ 5,207	$ (2,391)	$ 2,816	$ 4,527	$ (2,055)	$ 2,472
Noninterest income:
Card income	2,115	244	2,359	2,720	704	3,424
All other income	135	(35)	100	621	(65)	556

Total noninterest income	2,250	209	2,459	3,341	639	3,980

Total revenue, net of interest expense	7,457	(2,182)	5,275	7,868	(1,416)	6,452

Provision for credit losses	8,221	(2,182)	6,039	4,312	(1,416)	2,896
Noninterest expense	2,075	—	2,075	2,199	—	2,199

Income (loss) before income taxes	(2,839)	—	(2,839)	1,357	—	1,357
Income tax expense (benefit) (3)	(1,070)	—	(1,070)	490	—	490

Net income (loss)	$ (1,769)	$ —	$ (1,769)	$ 867	$ —	$ 867

Average - total loans and leases	$224,406	$(102,672)	$121,734	$229,147	$(105,176)	$123,971

All Other

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$ (1,780)	$ 2,391	$ 611	$ (1,856)	$ 2,055	$ 199
Noninterest income:
Card income (loss)	534	(244)	290	663	(704)	(41)
Equity investment income	1,326	—	1,326	268	—	268
Gains on sales of debt securities	1,471	—	1,471	220	—	220
All other income (loss)	2,591	35	2,626	(264)	65	(199)

Total noninterest income	5,922	(209)	5,713	887	(639)	248

Total revenue, net of interest expense	4,142	2,182	6,324	(969)	1,416	447

Provision for credit losses	(677)	2,182	1,505	(1,128)	1,416	288
Merger and restructuring charges	765	—	765	170	—	170
All other noninterest expense	291	—	291	176	—	176

Income (loss) before income taxes	3,763	—	3,763	(187)	—	(187)
Income tax expense (3)	792	—	792	49	—	49

Net income (loss)	$ 2,971	$ —	$ 2,971	$ (236)	$ —	$ (236)

Average - total loans and leases	$168,450	$ 102,672	$271,122	$133,883	$ 105,176	$239,059

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

Information for periods beginning July 1, 2008 include the Countrywide acquisition. Information for the period beginning January 1, 2009 includes the

Merrill Lynch acquisition. Prior periods have not been restated.

This information is preliminary and based on company data available at the time of the presentation.